COMMERCIAL LEASE AGREEMENT

THIS COMMERCIAL LEASE (this "Lease") dated this 6th day of May ~~20212~~ 2022
BETWEEN:

459063 Ltd. of 2912 1st Ave. Castlegar, BC V1N 3M2
Telephone: (250) 365-7501
(the "Landlord")
OF THE FIRST PART

-AND-

Karbon-X Project Inc. of ~~1077 Pass Creek Road Castlegar, BC V1N 4S1~~ 312 Doherty Drive, Quesnel, BC V2J 1B5
Telephone: (250) 442-7608
(the "Tenant")
OF THE SECOND PART

IN CONSIDERATION OF the Landlord leasing certain premises to the Tenant, the Tenant leasing those premises from the Landlord and the mutual benefit and obligations set forth in the Lease, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties to this Lease (the "Parties") agree as follows:

Definitions

1. When used in this Lease, the following expressions will have the meanings indicated:

a. "Additional Rent" mean all amounts payable by the Tenant under this Lease except Base Rent, whether or not specifically designated as Additional Rent elsewhere in this Lease;

b. "Building" means all buildings, improvements, equipment, fixtures, property and facilities from time to time located 1410 Columbia Ave. Castlegar, BC V1N 3K3, as from time to time altered, expanded or reduced by the Landlord in its sole discretion.

c. "Common Areas and Facilities" mean:

i. those portions of the building areas, buildings, improvements, facilities, utilities equipment and installation in or forming part of the Building which from time to time are not designated or intended by the Landlord to be leased to tenants of the Building including, without limitation, exterior weather walls, roof, entrances and exits, parking areas, driveways, loading docks and area, storage, mechanical and electrical rooms, areas above and below leasable premises and not included within leasable premises, security and alarm equipment, grassed and landscaped areas, retaining wall and maintenance, cleaning and operating equipment serving the Building; and
ii. those lands, areas, buildings, improvements, facilities, utilities, equipment and installations which serve or are for the useful benefit of the Building, the tenants of the Building or the Landlord and those having business with them, whether or not located within, adjacent to or near the Building and which are designated from time to time by the Landlord as part of the Common Areas and Facilities;

d. "Leasable Area" means with respect to any rentable premises, the area expressed in square feet of all floor space including floor space of mezzanines, if any, determined, calculated and certified by the Landlord and measured from the exterior face of all exterior walls, doors and windows, including walls, doors and windows separating the rentable premises from enclosed Common Areas and Facilities, if any, and from the centre line of all interior walls separating the rentable premises from adjoining rentable premises. There will be no deduction or exclusion of any space occupied by or used for columns, ducts or other structural elements;

e. "Premises" means the commercial premises at 1410 Columbia Ave. Castlegar, BC V1N 3K3

f. "Rent" means the total of Base Rent

e. "Additional Rent" means utilities covered by the Tenant

Intent of Lease

2. It is the intent of this Lease and agreed to by the Parties to the Lease that rent for this Lease will be on a gross rent basis meaning the Tenant will pay the Base Rent and any Addition Rent and the Landlord will be responsible for all other service charges related to the Premises and the operation of the building save as specifically provided in the Lease to the contrary.

Leased Premises

3. The Landlord agrees to rent to the Tenant the commercial premises municipally described as 1410 Columbia Ave. Castlegar, BC V1N, (the "Premises"). The Premises will be used for only the following permitted use (the "Permitted Use"):

Operating an Office Space for Conducting Business

Neither the Premises nor any part of the Premises will be used at any time during the term of this Lease by Tenant for any purpose other than the Permitted Use.

4. No pets or animals are allowed to be kept in or about the Premises or in any common areas in the building containing the Premises without the prior written permission of the Landlord, which permission may be unreasonably withheld. Upon thirty (30) days' notice, the Landlord may revoke any consent previously given under this clause. No smoking or drug use on the premises.

5. Subject to the provisions of this Lease, the Tenant is entitled to the exclusive use of parking (the 'Parking') on or about the Premises. Only properly insured motor vehicles may be parked in the Tenant's space.

Term

6. The term of the Lease is a tenancy commencing on June 1, 2022 and continuing for 1 years with the option of renewal for a second 1-year term. In the event of a renewal of a second 1-year term, the base rent amount *may*, upon discussion, be revisited based on the cost of inflation.

Rent

7. Subject to the provisions of this Lease, the Tenant will pay a base rent of $1,550 + 5% GST totaling **$1,627.50**, payable per month, (or in monthly postdated cheques) for the Premises (the "Base Rent") for the First Year. On June 1, 2023, the base rent will increase to $1,600 + 5% GST totaling **$1,680.00**. This agreement is made based on the space "as-is". Tenant agrees to share and maintain the common bathroom with potential other parties, remove their own garbage, and pay a portion of the annual snowplow bill based on a percentage of that years cost. A damage deposit of $775 is required and will be re-imbursed at the end of tenancy if all is in order.

8. The Tenant will pay the Base Rent on or before the 1st day of each and every month of the term of this Lease to the Landlord or provide annual postdated cheques.

Use and Occupation

9. The Tenant will use and occupy the Premises only for the Permitted Use and for no other purpose whatsoever. The Tenant will carry on business under the name of KARBON-X Project Inc. and will not change such name without the prior written consent of the Landlord, such consent not to be unreasonably withheld. The Tenant will open the whole of the Premises for business to the public fully fixtured, stocked and staffed on the date of commencement of the term and throughout the term, will continuously occupy and utilize the entire Premises in the active conduct of

its business in a reputable manner on such days and during such hours of business as may be determined from time to time by the Landlord.

10. The Tenant covenants that the Tenant will carry on and conduct its business from time to time carried on upon the Premises in such manner as to comply with all statutes, bylaws, rules and regulations of any federal, provincial, municipal or other competent authority and will not do anything on or in the Premises in contravention of any of them.

Quiet Enjoyment

11. The Landlord covenants that on paying the Rent and performing the covenants contained in this Lease, the Tenant will peacefully and quietly have, hold, and enjoy the Premises for the agreed term.

Distress

12. If and whenever the Tenant is in default in payment of any money, whether hereby expressly reserved or deemed as rent, or any part of the rent, the Landlord may, with notice or legal process, enter upon the Premises and limit access to the Tenant until an agreement can be made.

13. If the Tenant continues to occupy the Premises without the written consent of the Landlord at the expiration or other termination of the term, then the Tenant will be a tenant at will and will pay to the Landlord, as liquidated damages and not as rent, an amount equal to twice the Base Rent plus any Additional Rent during the period of such occupancy, accruing from day to day and adjusted pro rata accordingly, and subject always to all the other provisions of this Lease insofar as they are applicable to a tenancy at will and a tenancy from month to month or from year to year will not be created by implication of law; provided that nothing in this clause contained will preclude the Landlord from taking action for recovery of possession of the Premises.

Tenant Improvements

14. The Tenant is authorized to make leasehold improvements to the interior space including; lighting, painting, and flooring, at the cost of the Tenant.

15. The Tenant will obtain written permission from the Landlord before doing any of the following:

a. changing the amount of heat or power normally used on the Premises as well as installing additional electrical wiring or heating units.

b. placing or exposing or allowing to be placed or exposed anywhere inside or outside the Premises any placard, notice or sign for advertising or any other purpose; or

c. affixing to or erecting upon or near the Premises any radio or TV antenna or tower.

Utilities and Other Costs

16. The Landlord is responsible for the payment of water, sewer, and city taxes in relation to the Premises. The Tenant will take over payments of all utilities including electricity and gas. The Tenant is responsible for the payment of phone and internet in relation to the Premises.

Insurance

17. The Tenant is hereby advised and understands that the personal property of the Tenant is not insured by the Landlord for either damage or loss, and the Landlord assumes no liability for any such loss. The Tenant is advised that, if insurance coverage is desired by the Tenant, the Tenant should inquire of Tenant's insurance agent regarding a Tenant's Policy of Insurance.

Attorney Fees

18. All costs, expenses and expenditures including and without limitation, complete legal costs incurred by the Landlord on a solicitor/client basis as a result of unlawful detainer of the

Premises, the recovery of any rent due under the Lease, or any breach by the Tenant of any other condition contained in the Lease, will forthwith upon demand be paid by the Tenant as Additional Rent. All rents including the Base Rent and Additional Rent will bear interest at the rate of Twelve (12%) per cent per annum from the due date until paid.

Governing Law

19. It is the intention of the Parties to this Lease that the tenancy created by this Lease and the performance under this Lease, and all suits and special proceedings under this Lease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the Province of British Columbia, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

20. If there is a conflict between any provision of this Lease and the applicable legislation of the Province of British Columbia (the 'Act'), the Act will prevail and such provisions of the Lease will be amended or deleted as necessary in order to comply with the Act. Further, any provisions that are required by the Act are incorporated into this Lease.

Assignment and Subletting

21. The Tenant will not assign this Lease, or sublet or grant any concession or license to use the Premises or any part of the Premises. An assignment, subletting, concession, or license, whether by operation of law or otherwise, will be void and will, at Landlord's option, terminate this Lease.

Care and Use of Premises

22. The Tenant will promptly notify the Landlord of any damage, or of any situation that may significantly interfere with the normal use of the Premises.

23. Vehicles which the Landlord reasonably considers unsightly, noisy, dangerous, improperly insured, inoperable or unlicensed are not permitted in the Tenant's parking stall(s), and such vehicles may be towed away at the Tenant's expense. Parking facilities are provided at the Tenant's own risk. The Tenant is required to park in only the space allotted to them.

24. The Tenant will not make (or allow to be made) any noise or nuisance which, in the reasonable opinion of the Landlord, disturbs the comfort or convenience of other tenants.

25. The Tenant will not engage in any illegal trade or activity on or about the Premises.

26. The Landlord and Tenant will comply with standards of health, sanitation, fire, housing and safety as required by law.

Surrender of Premises

27. At the expiration of the lease term, the Tenant will quit and surrender the Premises in as good a state and condition as they were at the commencement of this Lease, reasonable use and wear and damages by the elements excepted.

Rules and Regulations

28. The Tenant will obey all rules and regulations posted by the Landlord regarding the use and care of the Building, parking lot and other common facilities that are provided for the use of the Tenant in and around the Building on the Premises.

General Provisions

29. Any waiver by the Landlord of any failure by the Tenant to perform or observe the provisions of this Lease will not operate as a waiver of the Landlord's rights under this Lease in respect of any subsequent defaults, breaches or nonperformance and will not defeat or affect in any way the Landlord's rights in respect of any subsequent default or breach.

30. This Lease will extend to and be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns, as the case may be, of each party to this Lease. All covenants are to be construed as conditions of this Lease.

36. All sums payable by the Tenant to the Landlord pursuant to any provision of this Lease will be deemed to be Additional Rent and will be recovered by the Landlord as rental arrears.

37. Where there is more than one Tenant executing this Lease, all Tenants are jointly and severally liable for each other's acts, omissions and liabilities pursuant to this Lease.

IN WITNESS WHEREOF the Parties to this Lease have duly affixed their signatures under hand, on this 7th day of May, 2022

(Witness)
459063 Ltd (Landlord)

Per: CARMEN GUIDO PRESIDENT. 459063 BC Ltd.

(Witness)
KARBON-X Project Inc. (Tenant)

Per: Marita Dautel Vice President